T. Rowe Price Spectrum Fund, Inc.

         Spectrum Growth Fund
         Spectrum Income Fund

The Spectrum Growth Fund will add the Value Fund (5-20% range) to its list of underlying funds. The Spectrum Income Fund will add the Corporate Income Fund (0-10% range) to its list of underlying funds.

Please note the following allocation range adjustments. The ranges are effective May 1, 2004, but the previous ranges are expected to be transitioned to the new ranges by March 31, 2005:

Spectrum Growth Fund
Equity Income Fund (5-20)
Growth & Income Fund (0-10)

Spectrum Income Fund
New Income Fund (10-25)